EXHIBIT 5.1
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Clifford Chance US LLP
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New York, New York 10019
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www.cliffordchance.com
August 23, 2010
Cogdell Spencer Inc.
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209-4670
Re: Registration Statement on Form S-8 of Cogdell Spencer Inc.
Ladies and Gentlemen:
We have acted as counsel to Cogdell Spencer Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 1,512,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be issued from time to time pursuant to the Company’s 2010 Long Term Incentive Compensation Plan (the “Plan”).
In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.
Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered by the Company upon receipt of the consideration therefor as provided in, and in the manner contemplated by, the Registration Statement and the Plan, will be legally issued, fully paid and nonassessable.
The opinion stated herein is limited to the Maryland General Corporation Law. We do not express any opinion with respect to the law of any other jurisdiction or as to the effect of any such law on the opinion herein stated.
This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Clifford Chance US LLP